Exhibit 10.1
.
GENCO SHIPPING & TRADING LIMITED
299 PARK AVENUE
12TH FLOOR
 NEW YORK, NEW YORK 10171
646-443-8550
June 23, 2014

Mr. John Wobensmith
Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

Dear John:

The purpose of this letter is to confirm our understanding regarding an amendment to the agreement between you and Genco Shipping & Trading Limited ("Genco" or the "Company") dated September 21, 2007, as amended prior to the date hereof (the "Agreement").  When fully executed, this letter shall constitute an amendment to the Agreement.  It is hereby agreed as follows:

1.            You hereby acknowledge, agree to, and waive your right to object to the assumption of the Agreement (as amended hereby) by Genco pursuant to section 365 of Title 11 of the United States Code and the Prepack Plan (as defined below).

2.            A new Section 6(f) of the Agreement is hereby added as follows:

(f)            Pursuant to the Genco Shipping & Trading Limited 2014 Management Incentive Plan (the "MIP"), Genco shall make an allocation of awards to you under the MIP  (the "Allocation") within thirty (30) days after the Effective Date of the Prepack Plan (each as defined in the MIP) and provide you with written notice of the Allocation.  If the Allocation is not reasonably satisfactory to you, then within seven (7) days after you receive written notice of the Allocation, you may elect to terminate your employment pursuant to this Section 6(f) by written notice to Genco.  In the event of such election, the obligations of Genco shall cease immediately and you shall not be entitled to any further payments of any kind except for (i) an amount equal to your accrued but unpaid Base Salary through the Termination Date (as defined below); (ii) any amounts owing to you but not yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 5(e); (iii) other payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement (excluding any other subsection of Section 6 hereof), with the Company or any affiliate;  and (iv) a lump-sum payment of two million dollars ($2,000,000), which lump-sum payment shall be payable within thirty (30) days after the Termination Date. For the avoidance of doubt, Section 8 of the Agreement shall apply to the amounts, benefits or entitlements payable under this Section 6(f).  For purposes of this Section 6(f), "Termination Date" shall mean a date determined by the Company which is no more than sixty (60) days after notice of your election to terminate pursuant to this Section 6(f) is given.  During the period beginning after such notice and ending on the Termination Date, in addition to your other duties and obligations, you shall provide such assistance as Genco may reasonably request in the transitioning of your duties to other personnel.

3.            Section 8 of the Agreement hereby is deleted and replaced by the following new Section 8:

8. (a) Notwithstanding anything to the contrary in Sections 6 or 7 of this Agreement, if you are a "specified employee" of the Company within the meaning of Treasury Regulation Section 1.409A-1(i), any amounts due to be paid to you during the six-month period following the Termination Date (the "Applicable Period") that cannot be paid to you during the Applicable Period pursuant to Treasury Regulation Section 1.409A-3(i)(2) shall be accumulated and paid to you on the date that is six months and one day following the Termination Date. In determining whether a payment can be made (or is required to be delayed) pursuant to this Section 8(a), the Company shall take into account any applicable exceptions to Section 409A, including, without limitation, the separation pay plan provisions of Treasury Regulation Section 1.409A-1(b)(9).

(b) This Agreement is intended to comply with Code Section 409A and Code Section 457A, and the foregoing provisions and any action taken related thereto shall be construed accordingly.

(c) You shall have no duty to mitigate the amounts payable to you in the event of the termination of your employment under Sections 6 and 7 or any other amounts, benefits or entitlements payable to you hereunder or otherwise, and such amounts, benefits and entitlements shall not be subject to reduction, offset or repayment for any compensation received by you from employment in any capacity or other source following the termination of your employment with Genco or on account of any claim the Company or any member of the Genco Group may have against you.

4.            Sections 1, 2 and 3 hereof shall be effective only upon the occurrence of the Effective Date of the Prepack Plan.

5.            Except as explicitly set forth herein, all terms and conditions contained in the Agreement shall remain in full force and effect.

6.            This letter and the Agreement contain the entire understanding between the parties on the subjects covered here and supersede all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered here.  The Agreement may not be changed, or any of its provisions waived, orally, but only in writing signed by both parties.

[Signature page follows.]

Very truly yours,

GENCO SHIPPING & TRADING LIMITED

	By:	/s/ Robert G. Buchanan
Name: Robert G. Buchanan
Title: President
ACCEPTED AND AGREED TO:

/s/ John Wobensmith
John Wobensmith

Date: June 23, 2014